Exhibit 99.2

To:  OXBT Board
From: J. Melville Engle
Dated: 9/30/11

This letter is written to submit my resignation from the OXBT Board of Directors following the shareholder vote received today at the General Annual Meeting.

I respect the vote as an indicator of desired changed and am abiding thereto.  I believe in the company & wish the best for its shareholders in the future.

Sincerely,

/s/ J. Melville Engle